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                        AMERICAN INDUSTRIAL PROPERTIES
                                     REIT

                                                                  April 14, 1994

Dear Fellow Shareholder,

      In his last letter to you, Paul Koether of American Holdings stated that we, as the management of the Trust, "don't get it". On the contrary, we believe that . . .

                      KOETHER DOESN'T WANT YOU TO GET IT.

      Koether continues to speak as if he has the same interests as other shareholders in the Trust. Unlike many of you, however, he is not a long-standing shareholder interested in the growth of the Trust. AMERICAN HOLDINGS HAS ONLY ACQUIRED ITS SHARES OVER THE PAST FEW MONTHS -- BUYING-IN TO THE TRUST AT VERY LOW PRICES. Now, Koether says we should liquidate the Trust, or sell it in an auction to the highest bidder. Sure, this might allow American Holdings to make a quick return on its investment, at the expense of our growth plan for the Trust -- but is it really a smart plan for most of the Trust's shareholders? We don't think so.

      Last October, you and your fellow shareholders overwhelmingly decided by an 81% vote not to proceed with a liquidation of the Trust. You voted overwhelmingly for a plan to maximize shareholder value by growing the Trust. We have taken this mandate very seriously. Over the past several months, we have been hard at work to arrange financing to recapitalize the Trust's business. We believe this recapitalization is critical to the Trust's growth and to the future reinstatement of quarterly distributions to shareholders.

      We believe there are three key elements to the merger proposal which are necessary to achieve your goals:

      1. The Trust would be better served to be organized in Maryland, as are the large majority of all recently formed real estate investment trusts, than in Texas, where very few REITs are organized,

      2. We need to increase the authorized share limit of the Trust to provide the ability to raise new equity capital at some point in the future. The Trust can't grow otherwise, and

      3. The per share price of the Trust's shares needs to be increased, via the reverse share split, to attract new capital from investors who cannot invest in low value stocks.

      In each case, our conclusions on these points are based on information we have received from bankers, securities analysts and others in our efforts to recapitalize the Trust. We believe each of these elements is important to achieve your goals.


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               DON'T BE FOOLED BY KOETHER'S MISLEADING RHETORIC.

      Courts have called Koether a greenmailer and a corporate blackmailer. He always appears to have an agenda of his own. Now he wants you to buy-in to his agenda -- that of having the Trust liquidated or "auctioned" to the highest bidder.

      We don't believe Koether shares your goals and objectives for the Trust. Don't allow Koether to change the course of the Trust set last October. We strongly believe the proposed merger is essential to the Trust's plans to recapitalize its business for the growth and profitability of your investment and urge you to vote FOR the proposal on the WHITE PROXY CARD.

                                          On behalf of your Trust Managers,


                                       /s/CHARLES W. WOLCOTT
                                          Charles W. Wolcott
                                          President and CEO

                                   IMPORTANT

1. Be sure to vote only on the WHITE PROXY CARD. WE URGE YOU NOT TO SIGN ANY BLUE PROXY CARDS YOU RECEIVE FROM AMERICAN HOLDINGS OR ITS ASSOCIATES.

2. If your shares are held in "street name," only your broker or banker can vote your shares and only upon receipt of your specific instructions. Please return the WHITE PROXY CARD in the envelope provided or contact the person responsible for your account and instruct that individual to vote a WHITE PROXY CARD on your behalf today.

3. If you have executed American Holdings' blue proxy card, you have every right to change your vote by signing, dating and returning the enclosed WHITE PROXY CARD. Any proxy may be revoked by a later-dated proxy. Only your latest-dated proxy will count at the Special Meeting of Shareholders.

4. If you have any questions or need assistance in voting your shares, please feel free to contact me, Charles Wolcott, at our toll-free number, 1-800-550-6053, or contact D.F. King & Co., Inc. at 1-800-669-5550.


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                      AMERICAN INDUSTRIAL PROPERTIES REIT

           THIS PROXY IS SOLICITED ON BEHALF OF THE TRUST MANAGERS OF
                      AMERICAN INDUSTRIAL PROPERTIES REIT
                         SPECIAL MEETING MAY 10, 1994


     The undersigned hereby appoints W. H. Bricker and Charles W. Wolcott, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote all of the undersigned's Shares of Beneficial Interest in the Trust, held of record on March 4, 1994, at the Special Meeting of Shareholders to be held on May 10, 1994 or at any postponements or adjournments thereof, on the proposals below, as directed.


      (1) THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER THEREUNDER OF AMERICAN INDUSTRIAL PROPERTIES REIT (THE "TRUST") WITH AND INTO A MARYLAND CORPORATION WHICH IS A WHOLLY-OWNED SUBSIDIARY OF THE TRUST.

      / / FOR:                 / /  AGAINST:                / /  ABSTAIN:

      (2) IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

      / / FOR:                / /   AGAINST:                / /  ABSTAIN:

     This Proxy, when properly executed, will be voted in the manner described above. If no direction is made, this Proxy will be voted FOR the first proposal and at the discretion of the Proxies with respect to the second proposal. Please sign exactly as your name appears on your Share certificate. When Shares are held in more than one name, all parties should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.



                                          _________________________     ______
                                          Signature of Shareholder      Date



                                          _________________________     ______
                                          Signature if Shares held      Date
                                          in more than one name

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.